Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Express, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	300,000	$8.62	$2,586,000	$0.00014760	$381.69
Total Offering Amounts					$2,586,000		$381.69
Total Fee Offsets							—
Net Fee Due							$381.69
1.Represents the maximum shares of the common stock, par value $0.01 per share (“Common Stock”) of Express, Inc. (the “Registrant”) eligible for issuance upon the vesting and settlement of performance-based restricted stock units to be granted to Mr. Stewart Glendinning in accordance with Rule 303A.08 of the New York Stock Exchange Listed Company Manual. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of securities as may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
2.Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The amount of the registration fee is based on a price of $8.62 per share, which is the average of the high ($8.80) and low ($8.45) trading prices per share of the Common Stock as reported by the New York Stock Exchange on October 4, 2023.